UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2014, Pure Bioscience, Inc. (the “Company”) issued a news release in which the Company announced that its Board of Directors (the “Board”) had appointed Tom Y. Lee, CPA, as a new director of the Company, effective as of October 24, 2014. Mr. Lee was also appointed as a member of the Company’s Audit Committee. Mr. Lee will stand for election by the Company’s stockholders at the 2015 Annual Meeting of Stockholders, which is scheduled to be held in January 2015. A copy of the news release is furnished as Exhibit 99.1 to this report.

Mr. Lee is currently the Chairman and CEO of Swabplus, Inc., a contract manufacturer of single-dose applicator and formulation OEM products, and has served as Chairman and CEO since 2008. Mr. Lee is a former board member and audit committee chairman at First Continental Bank (which merged with United Commercial Bank in 2003). Mr. Lee has been an active CPA since 1983 and earned his Master of Science in accounting from California State University Long Beach and his Bachelors in Business Administration from TamKang University in Taipei, Taiwan.

In electing Mr. Lee as a director, the Board considered Mr. Lee’s experience in manufacturing and selling applicator and formulation OEM products, his experience with manufacturing and distributing products in Asia and his accounting background and expertise as a CPA. The Board also considered Mr. Lee’s commitment to the Company and its technology platform based his investments in the Company’s stock.

Under the Company’s non-employee director compensation program, Mr. Lee will receive an annual cash retainer of $60,000, plus an additional annual cash retainer of $4,000 for his service on the Audit Committee. On October 24, 2014, in accordance with the Company’s non-employee director compensation program, the Board granted Mr. Lee restricted stock units for 200,000 shares of the Company’s Common Stock (“RSUs”). The agreement for the RSUs is the same as the RSU agreement form entered into with other non-employee Company directors, and is incorporated by reference hereto as Exhibit 10.1. The RSUs vest as follows: fifty percent (50%) of the shares of Common Stock vest on the earlier of (i) the date of the Company’s Annual Meeting of Stockholders in 2016 or January 15, 2016 and (ii) the remaining fifty percent (50%) of the shares of Common Stock vest on the earlier of the date of the annual meeting in 2017 or January 15, 2017.

The Company also entered into an Indemnification Agreement with Mr. Lee. The Indemnification Agreement provides for indemnification of, and advancement of litigation and other expenses to, Mr. Lee to the fullest extent permitted by law for claims relating to his service to the Company or its subsidiaries, subject to the terms and conditions contained in the form of Indemnification Agreement incorporated by reference hereto as Exhibit 10.2. The Indemnification Agreement is identical in all material respects to the indemnification agreements entered into with other Company directors.

There were no arrangements or understandings by which Mr. Lee was named a director.

Since August 1, 2013, Mr. Lee and the Company have entered into the following equity investment transactions:

•	On October 1, 2013, Mr. Lee and his spouse purchased an aggregate of 246,429 shares of Common Stock for $172,500.

•	On October 1, 2013, Mr. Lee exercised an outstanding warrant for 250,000 shares of Common Stock for an aggregate exercise price of $162,500.

•	On December 10, 2013, Mr. Lee and his spouse purchased an aggregate of 800,000 shares of Common Stock for $800,000. In connection with his participation in the August 2014 Financing (as defined below), Mr. Lee and his spouse received warrants to purchase up to an aggregate of 266,666 shares of Common Stock at an exercise price of $0.01 per share related to the shares they acquired in the December 10, 2013 financing. The Company issued the warrant to lower the cost average price Mr. Lee and his spouse paid for their shares in the December 10, 2013 financing to $0.75 per share.

•	On March 3, 2014, Mr. Lee and his spouse purchased an aggregate of 100,000 shares of Common Stock for $100,000. In connection with his participation in the August 2014 Financing, Mr. Lee and his spouse received warrants to purchase up to an aggregate of 33,333 shares of Common Stock at an exercise price of $0.01 per share. The Company issued the warrants to lower the cost average price Mr. Lee and his spouse paid for their shares in the March 3, 2014 financing to $0.75 per share.

•	On August 23, 2014, the Company completed the first closing of a private placement in which it issued Units at a purchase price of $0.75 per Unit, with each Unit consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock with an exercise price of $0.75 per share (the “August 2014 Financing”). On August 29, 2014, Mr. Lee and his spouse invested an aggregate of $600,000 in the second closing of the August 2014 Financing, acquiring an aggregate of 800,000 shares of Common Stock and warrants to purchase up to 320,000 shares of Common Stock at an exercise price of $0.75 per share.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of RSU Agreement between Pure Bioscience, Inc. and Non-employee directors (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013).

10.2	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-K filed with the SEC on October 24, 2013).

99.1	Press Release, dated October 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: October 27, 2014	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of RSU Agreement between Pure Bioscience, Inc. and Non-employee directors (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013).

10.2	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-K filed with the SEC on October 24, 2013).

99.1	Press Release, dated October 27, 2014.